UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 26, 2011

Talon Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32626	32-0064979
(Commission File Number)	(IRS Employer
Identification No.)

2207 Bridgepointe Parkway, Suite 250
San Mateo, CA 94404
(Address of principal executive offices and Zip Code)

(650) 588-6404
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Controller, Director of Finance

On December 26, 2011, Talon Therapeutics, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Samir M. Gharib, CPA, pursuant to which Mr. Gharib will be employed as the Company’s Controller, Director of Finance.  The Agreement provides that Mr. Gharib’s employment with the Company will commence January 9, 2012 and continue for an indefinite term.  Mr. Gharib will receive an annualized base salary of $160,000 and will be eligible to receive an annual performance cash bonus in an amount up to 20% of his annualized base salary.  In addition, upon the commencement of his employment, Mr. Gharib will be granted a 10-year stock option to purchase 75,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock, as reported on the OTC Bulletin Board, on the last business day prior to the commencement of his employment. The stock option, which will vest in 48 equal monthly installments over four years, will be awarded pursuant to the Company’s 2010 Equity Incentive Plan and be evidenced by a stock option agreement in the Company’s standard form of agreement for use under the 2010 Equity Incentive Plan.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 21, 2011, Mr. Gharib currently serves as the Company’s interim controller pursuant to the terms of an engagement agreement dated August 25, 2011 (the “Engagement Agreement”) between the Company and Mr. Gharib’s current employer, CRC Results, Inc. (“CRC”), a consulting firm specializing in accounting, compliance, and risk advisory services.  The Company submitted written notice of termination of the Engagement Agreement to CRC on December 26, 2011, effective as of January 6, 2012.

Amendment of Employment Agreement of President and Chief Executive Officer

On December 27, 2011, the Company and Steven R. Deitcher, M.D., the Company’s President and Chief Executive Officer, entered into an amendment (the “Amendment”) to the Employment Agreement between the Company and Dr. Deitcher dated June 6, 2008, as previously amended on January 6, 2011 (the “Employment Agreement”).  Pursuant to the Amendment, the term of the Employment Agreement was extended to December 31, 2014.  In addition, the Amendment increased the severance benefits payable to Dr. Deitcher under certain circumstances, providing that if, following the Company’s receipt of “FDA Approval,” the Company terminates Dr. Deitcher’s employment other than for “Cause” (as defined in the Employment Agreement) or if Dr. Deitcher terminates his employment for “Good Reason” (as defined in the Employment Agreement), then Dr. Deitcher will receive (i) his then-current annualized base salary and health insurance for a period of 18 months (increased from 12 months) following the date of the termination, (ii) 150% (increased from 100%) of the maximum discretionary bonus for which he would have been eligible in the year of the termination, pro-rated for the number of months that he was employed during such year, and (iii) an immediate acceleration in the vesting of all options to purchase shares of the Company’s common stock then held by him to provide for 18 additional months (increased from 12 additional months) of vesting.

For purposes of the Amendment, the term “FDA Approval” means the Company’s receipt of marketing approval in the United States (including “accelerated approval”) from the U.S. Food and Drug Administration on or before December 31, 2012, for a new drug application submitted by the Company for its Marqibo (vincristine sulfate liposomes injection) product candidate.

The foregoing summary of the Amendment is qualified in its entirety by reference to the complete Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Amendment of Employment Agreement of Senior Vice President and Chief Financial Officer

Also on December 27, 2011, the Company and Craig W. Carlson, the Company’s Senior Vice President and Chief Financial Officer, entered into a letter agreement (the “Amendment”) amending the terms of the letter agreement between the Company and Mr. Carlson dated February 5, 2010, as previously amended on February 17, 2010 (the “Carlson Agreement”).  Pursuant to the Amendment, if, following the Company’s receipt of “FDA Approval” (as defined above), the Company terminates Mr. Carlson’s employment other than for “Cause” (as defined in the Carlson Agreement) or if Mr. Carlson terminates his employment for “Good Reason” (as defined in the Carlson Agreement), then Mr. Carlson will receive his then-current annualized base salary and health insurance for a period of 12 months (increased from 6 months) following the date of the termination.

The foregoing summary of the Amendment is qualified in its entirety by reference to the complete Amendment, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter agreement dated December 26, 2011 between the Company and Samir M. Gharib.
10.2	Amendment No. 2 dated December 27, 2011 to Employment Agreement dated June 6, 2008 between the Company and Steven R. Deitcher, M.D.
10.3	Letter agreement dated December 27, 2011 between the Company and Craig W. Carlson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2011	Talon Therapeutics, Inc.

	By:	/s/ Craig W. Carlson
Craig W. Carlson
Sr. Vice President, Chief Financial Officer

INDEX TO EXHIBITS FILED WITH THIS REPORT

Exhibit No.	Description
10.1	Letter agreement dated December 26, 2011 between the Company and Samir M. Gharib.
10.2	Amendment No. 2 dated December 27, 2011 to Employment Agreement dated June 6, 2008 between the Company and Steven R. Deitcher, M.D.
10.3	Letter agreement dated December 27, 2011 between the Company and Craig W. Carlson.

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